Exhibit 12.1

                       TOSCO CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, 1993, 1992 and 1991
              AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                    (Thousands of Dollars, Except Ratio Data)

                                      For the Nine Months Ended
                                            September 30,                          For the Year Ended December 31,
                                      --------------------------    -------------------------------------------------------
                                          1996         1995            1995        1994        1993        1992        1991
                                         ------        -----           ------      ----        ----        ----        ----


Income before income taxes per
   income statement                      $195,830     $71,535         $127,439   $133,849    $131,754    $51,013     $70,465

Fixed charges to be added to
   income before income taxes:
   Interest expense, including
    amortization of debt expenses          64,764      45,525          59,815      58,315      48,868     23,941      22,737
   Interest factor of rental expense       19,602      14,046          17,808      13,575       8,869      5,882       4,946
                                           ------      ------         -------     -------     -------     ------      ------

Income as adjusted                       $280,196    $131,106        $205,062    $205,739    $189,491    $80,836     $98,148
                                         --------    --------        --------    --------    --------    -------     -------

Fixed charges:
  Interest expense, including
    amortization
    of debt expenses                    $  64,764    $ 45,525       $ 59,815     $ 58,315   $ 48,868     $23,941     $22,737
  Interest capitalized                      1,055       3,548          4,730          682
  Interest factor of rental expense        19,602      14,046         17,808       13,575      8,869       5,882       4,946
                                           ------     -------        -------      -------     ------      ------      ------

Total fixed charges                     $  85,421    $63,119         $82,353      $72,572    $57,737     $29,823     $27,683
                                        ---------    -------         -------      -------    -------     -------     -------

Ratio of earnings to fixed charges           3.28       2.08            2.49         2.83       3.28        2.71        3.55
                                            =====      =====           =====        =====      =====       =====       =====